SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – October 30, 2008

OMNICARE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-8269	31-1001351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East RiverCenter Boulevard, Suite 1600 Covington, Kentucky	41011
(Address of Principal Executive Offices)	(Zip Code)

(859) 392-3300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed, the United States Attorney’s Office, District of Massachusetts is conducting an investigation relating to Omnicare’s relationships with certain manufacturers and distributors of pharmaceutical products and certain customers, as well as with respect to contracts with certain companies acquired by Omnicare. Any actions resulting from this investigation could result in civil or criminal proceedings against Omnicare. Omnicare believes that it has complied with all applicable laws and regulations with respect to these matters.

In addition to the qui tam complaint that was provided to Omnicare on October 27, 2008 and previously disclosed, on October 30 and 31, 2008, Omnicare was provided with copies of two complaints against Omnicare and other defendants that were previously filed under seal with the U.S. District Court in Boston, Massachusetts (the “Court”). One complaint was brought by Bernard Lisitza, and the other by David Kammerer, both as private party “qui tam relators” on behalf of the federal government and various state governments. The U.S. Government has notified the Court that it is not intervening in these actions at this time.

A qui tam action is always filed under seal. Before a qui tam action is unsealed, and typically following an investigation by the government initiated after the filing of a qui tam action, the government is required to notify the court of its decision whether to intervene in the action. The government could seek to intervene in one or both of these qui tam actions in the future with permission from the Court. Where the government ultimately declines to intervene, the qui tam relators may continue to pursue the litigation at their own expense on behalf of the federal or state government and, if successful, would receive a portion of the government’s recovery.

The action brought by Mr. Kammerer alleges civil violations of the False Claims Act, 31 U.S.C. (S) 3729 et seq. and various state statutes based on allegations that Omnicare accepted rebates, post-purchase discounts, grants and other forms of remuneration from drug manufacturers in return for purchasing pharmaceuticals from those manufacturers and taking steps to increase the purchase of those manufacturers’ drugs in violation of the Anti-Kickback Statute, 42 U.S.C. (S) 1320a-7b and applicable state statutes. The action brought by Mr. Lisitza alleges civil violations of the False Claims Act and various state statutes based on allegations that Omnicare: accepted rebates from drug manufacturers in return for recommending to physicians that certain pharmaceuticals be prescribed to nursing home residents in violation of the Anti-Kickback Statute and applicable state statutes; made false statements and omissions to physicians in connection with its recommendations of those pharmaceuticals; and substituted certain pharmaceuticals without physician authorization. The unsealed actions seek damages provided for in the False Claims Act and applicable state statutes. Omnicare is also aware of two other qui tam complaints against it and other companies that have been filed with the Court and remain under seal.

Omnicare believes that the allegations are without merit and intends to vigorously defend itself in these actions if pursued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Omnicare, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:	/s/ Mark G. Kobasuk
Name:	Mark G. Kobasuk
Title:	Vice President - General Counsel

Dated: November 3, 2008